Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2023 Results
-- Provides 2024 Earnings Outlook --
-- Board Raises Quarterly Cash Dividend by 6% --

NEW YORK, NY, February 14, 2024 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2023.

“2023 was a year of outstanding execution for Urban Edge,” said Jeff Olson, Chairman and CEO. “Across the company, our team delivered exceptional results, ending the year especially strong as highlighted by our financing, leasing and capital recycling activity in the fourth quarter. We also simplified our business by selling our warehouse portfolio and acquiring two of the highest quality shopping centers in Boston in an accretive transaction. We remain encouraged by the continued demand from retailers in our markets and the record low levels of new supply helping to drive rental rates in our portfolio. We look forward to building on our momentum and continuing to successfully execute on our growth strategy in 2024.”

Financial Results(1)(2)

(in thousands, except per share amounts)	4Q23	4Q22	FY 2023	FY 2022
Net income attributable to common shareholders	$221,235	$13,675	$248,497	$46,170
Net income per diluted share	1.88	0.12	2.11	0.39
Funds from Operations ("FFO")	45,676	38,827	184,438	145,172
FFO per diluted share	0.37	0.32	1.51	1.19
FFO as Adjusted	37,916	40,578	153,050	148,458
FFO as Adjusted per diluted share	0.31	0.33	1.25	1.21
FFO as Adjusted for the year ended December 31, 2023 increased by 3.3% per share as compared to 2022 and benefited from rent commencements on new leases, higher net recovery income, and lower operating and general and administrative expenses.

Same-Property Operating Results Compared to the Prior Year Period(3)

	4Q23	FY 2023
Same-property Net Operating Income ("NOI") growth (decline)	(2.0)%	1.1%
Same-property NOI growth (decline), including properties in redevelopment	(1.3)%	2.5%
Same-property NOI growth (decline), adjusted for the collection of amounts previously deemed uncollectible	(0.1)%	2.9%
Same-property NOI growth, including properties in redevelopment, adjusted for the collection of amounts previously deemed uncollectible	0.6%	4.3%
Increases in same-property NOI metrics for the year ended December 31, 2023 were driven by rent commencements on new leases, higher net recovery income and lower operating expenses. As expected and previously noted, the decrease in NOI for the quarter ended December 31, 2023 was driven by the timing of deferred maintenance projects and lower net recoveries from tenant vacancies, and the collection of amounts deemed uncollectible in the fourth quarter of 2022.

Operating Results(1)(3)
•Reported same-property portfolio leased occupancy of 96.0%, an increase of 150 basis points compared to September 30, 2023 and 100 basis points compared to December 31, 2022.
•Reported consolidated portfolio leased occupancy, excluding Sunrise Mall and Kingswood Center, of 95.9%, an increase of 150 basis points compared to September 30, 2023 and 110 basis points compared to December 31, 2022.
•Executed 51 new leases, renewals and options totaling 647,000 sf during the quarter. New leases totaled 234,000 sf, of which 221,000 sf was on a same-space basis and generated an average cash spread of 37.5%. New leases, renewals and options totaled 634,000 sf on a same-space basis and generated an average rent spread of 18.1% on a cash basis.
•Executed 174 new leases, renewals and options totaling 2,006,000 sf during the year. New leases totaled 486,000 sf, of which 418,000 sf was on a same-space basis and generated an average cash spread of 24.2%. New leases, renewals and options totaled 1,938,000 sf on a same-space basis and generated an average rent spread of 11.9% on a cash basis.

Leasing, Development and Redevelopment
During the quarter, the Company executed 234,000 sf of new leases, including leases with Dollar Tree at Carlstadt Commons, a national apparel retailer at Manalapan Commons, and a single national credit tenant at Totowa Commons to backfill spaces previously leased to Bed Bath & Beyond and Harmon Face Values.
The Company commenced $37.6 million of redevelopment projects during the quarter and has $168.1 million of active redevelopment projects underway, with estimated remaining costs to complete of $112.2 million. The active redevelopment projects are expected to generate an approximate 15% unleveraged yield.
During the quarter, seven redevelopment projects reached stabilization with aggregate costs of $38 million, highlighted by Sector Sixty6 commencing operations at the Shops at Caguas in late October. The remaining project stabilizations include Aldi and Lot Less at Shops at Bruckner, Golf Galaxy at Goucher Commons, CityMD at Briarcliff Commons, Saver's Thrift at Plaza at Cherry Hill, three boutique fitness studios at Huntington Commons, and Aldi at Greenbrook Commons.
As of December 31, 2023, the Company has signed leases that have not yet rent commenced that are expected to generate an additional $27 million of future annual gross rent, representing approximately 11% of NOI generated for the year ended December 31, 2023. Approximately $6.2 million of this amount is expected to be recognized in 2024.

Acquisition and Disposition Activity
On October 23, 2023, the Company closed on the $309 million acquisition of Shoppers World and Gateway Center, two high-quality shopping centers in the greater Boston area. Shoppers World is the premier open air shopping center in the Boston suburbs and totals 752,000 sf, anchored by Best Buy, Nordstrom Rack and several TJX Companies concepts including T.J. Maxx, Marshalls, HomeSense, and Sierra Trading. Gateway Center, a 640,000 sf shopping center, is anchored by Target, Costco and Home Depot.
During the quarter, the Company closed on the sale of two properties and one property parcel for an aggregate sales price of $318 million. The dispositions totaled 1.5 million sf and included the East Hanover Warehouses portfolio, Freeport Commons, and a CubeSmart self-storage facility located at our Tonnelle Commons property. The East Hanover Warehouses portfolio and Freeport Commons had outstanding mortgages aggregating approximately $83 million that were repaid at closing.
The proceeds from the dispositions of the East Hanover Warehouses portfolio and Freeport Commons were used to partially fund the acquisitions of Shoppers World and Gateway Center and were structured as part of a 1031 exchange which allowed for the deferral of capital gains resulting from the sales.
On February 8, 2024, the Company acquired Heritage Square, an unencumbered 87,000 sf shopping center located in Watchung, NJ, for a purchase price of $34 million. The property is anchored by Ulta and two TJX Companies concepts, HomeSense and Sierra Trading, and includes three outparcels with a fourth currently under construction. The capitalization rate on this transaction is approximately 7.8% and was funded using cash on hand.
Subsequent to December 31, 2023, the Company is under contract to sell its 95,000 sf property located in Hazlet, NJ for a price of $8.7 million, and its 127,000 sf industrial property located in Lodi, NJ for a price of $29.2 million.

Financing and Other Activity
As of December 31, 2023, there was $153 million drawn under the Company's $800 million revolving credit agreement bearing interest at 6.56%.
On November 20, 2023, the Company obtained a six-year, $43.7 million non-recourse mortgage secured by its property Huntington Commons, located in Huntington, NY. The loan bears interest at a fixed rate of 6.29%.
On November 29, 2023, the Company paid off the $20.6 million mortgage secured by its property, Hudson Mall. The mortgage had a maturity date of December 1, 2023 and a fixed interest rate of 5.07% on the payoff date.
On January 2, 2024, the Company paid off three variable rate mortgage loans aggregating $75.7 million that were due to mature in the fourth quarter of 2024 and bore interest at a rate of SOFR plus 200 bps, or 7.34%, on the date of repayment. The mortgages were secured by the following properties: Hudson Commons, Greenbrook Commons, and Gun Hill Commons. Subsequent to these repayments, the Company has limited debt maturities aggregating $213 million coming due through December 31, 2026. These maturities represent approximately 13% of outstanding debt.
During the fourth quarter, we successfully resolved a litigation matter resulting in a $10 million cash payment to the Company related to unpaid rental income during the period from March 2020 through March 2021.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of December 31, 2023 include:
•Total liquidity of approximately $791 million, consisting of $174 million of cash on hand and $617 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.
•Mortgages payable of $1.6 billion, with a weighted average term to maturity of five years. Approximately 95% of the outstanding debt is fixed rate or hedged.
•$153 million drawn on our $800 million revolving credit agreement, which matures on February 9, 2028, including two six month options.
•Total market capitalization of approximately $4.0 billion comprised of 123.3 million fully-diluted common shares valued at $2.3 billion and $1.7 billion of debt.
•Net debt to total market capitalization of 39%.

2024 Outlook
The Company announced its outlook for full-year 2024 performance including anticipated net income of $0.12 to $0.17 per diluted share, FFO of $1.20 to $1.25 per diluted share, and FFO as Adjusted of $1.24 to $1.29 per diluted share. A reconciliation of net income to FFO and FFO as Adjusted, the assumptions related to the 2024 outlook, and a reconciliation bridging our 2023 FFO per diluted share to our 2024 estimates are included on page 4.

Dividend
On February 13, 2024, the Board of Trustees declared a regular quarterly dividend of $0.17 per common share, resulting in an indicated annual rate of $0.68 per share, an increase of $0.04 per share or 6.25%, over the prior annual rate. The dividend will be payable on March 29, 2024 to common shareholders of record on March 15, 2024.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on February 14, 2024 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13742781. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting February 14, 2024 at 11:30am ET through Wednesday, February 28, 2024 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13742781.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 10 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended December 31, 2023.
(3) Refer to page 11 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended December 31, 2023.
(4) Net debt as of December 31, 2023 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $174 million.

2024 Earnings Guidance
The Company's 2024 earnings guidance anticipates net income of $0.12 to $0.17 per diluted share, FFO of $1.20 to $1.25 per diluted share, and FFO as Adjusted of $1.24 to $1.29 per diluted share. Below is a summary of the underlying assumptions and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.
The Company's full year outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 3.0% to 5.0%.
•Acquisitions of $34 million and dispositions ranging from $8 million to $40 million.
•Recurring G&A expenses ranging from $35.5 million to $37.5 million.
•Interest and debt expense ranging from $83 million to $85 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, or any one-time items outside of the ordinary course of business.

	Guidance 2024E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$14,200	$20,300	$0.12	$0.17
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,400)	(1,400)	(0.01)	(0.01)
Consolidated subsidiaries	800	800	0.01	0.01
Net income attributable to common shareholders	13,600	19,700	0.11	0.16
Adjustments:
Rental property depreciation and amortization	131,500	131,500	1.07	1.07
Limited partnership interests in operating partnership	1,400	1,400	0.01	0.01
FFO Applicable to diluted common shareholders	146,500	152,600	1.20	1.25
Adjustments to FFO:
Impact of property in foreclosure	5,500	5,500	0.04	0.04
Transaction, severance, litigation and other expenses	400	400	—	—
FFO as Adjusted applicable to diluted common shareholders	$152,400	$158,500	$1.24	$1.29
(1) Amounts may not foot due to rounding.

The following table is a reconciliation bridging our 2023 FFO per diluted share to the Company's estimated 2024 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2023 FFO applicable to diluted common shareholders	$1.51	$1.51
2023 Items impacting FFO comparability(2)	(0.26)	(0.26)
2024 Impact of property in foreclosure	(0.04)	(0.04)
Same-property NOI growth, including redevelopment	0.06	0.09
Acquisitions net of dispositions NOI growth	0.05	0.05
Interest and debt expense(3)	(0.07)	(0.06)
Recurring general and administrative	(0.01)	—
Straight-line rent and non-cash items	(0.02)	(0.02)
Lease termination and other income	(0.01)	(0.01)
2024 FFO applicable to diluted common shareholders	$1.20	$1.25
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2023 which impact comparability. See "Reconciliation of Net Income to FFO and FFO as Adjusted" on page 10 for more information.
(3) Excludes the impact of Kingswood Center.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission. The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2024 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 7 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the Securities and Exchange Commission for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other REITs or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular real estate investment trusts ("REITs"). FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 68 properties for the quarters ended December 31, 2023 and 2022 and 66 properties for the years ended December 31, 2023 and 2022. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release. We also present this metric excluding the collection of amounts previously deemed uncollectible.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2023, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 68 properties for the quarters ended December 31, 2023 and 2022 and 66 properties for the years ended December 31, 2023 and 2022. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional, and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.1 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, which may lead to rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Real estate, at cost:
Land	$635,905	$535,770
Buildings and improvements	2,678,076	2,468,385
Construction in progress	262,275	314,190
Furniture, fixtures and equipment	9,923	8,539
Total	3,586,179	3,326,884
Accumulated depreciation and amortization	(819,243)	(791,485)
Real estate, net	2,766,936	2,535,399
Operating lease right-of-use assets	56,988	64,161
Cash and cash equivalents	101,123	85,518
Restricted cash	73,125	43,256
Tenant and other receivables	14,712	17,523
Receivables arising from the straight-lining of rents	60,775	64,713
Identified intangible assets, net of accumulated amortization of $51,399 and $40,983, respectively	113,897	62,856
Deferred leasing costs, net of accumulated amortization of $21,428 and $20,107, respectively	27,698	26,799
Prepaid expenses and other assets	64,555	77,207
Total assets	$3,279,809	$2,977,432

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,578,110	$1,691,690
Unsecured credit facility borrowings	153,000	—
Operating lease liabilities	53,863	59,789
Accounts payable, accrued expenses and other liabilities	102,997	102,519
Identified intangible liabilities, net of accumulated amortization of $46,610 and $40,816, respectively	170,411	93,328
Total liabilities	2,058,381	1,947,326
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 117,652,656 and 117,450,951 shares issued and outstanding, respectively	1,175	1,173
Additional paid-in capital	1,011,942	1,011,293
Accumulated other comprehensive income	460	629
Accumulated earnings (deficit)	137,113	(36,104)
Noncontrolling interests:
Operating partnership	55,355	39,209
Consolidated subsidiaries	15,383	13,906
Total equity	1,221,428	1,030,106
Total liabilities and equity	$3,279,809	$2,977,432

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE
Rental revenue	$106,253	$101,331	$406,112	$396,376
Other income	10,329	262	10,810	1,562
Total revenue	116,582	101,593	416,922	397,938
EXPENSES
Depreciation and amortization	31,460	24,871	108,979	98,432
Real estate taxes	16,909	14,202	64,889	61,864
Property operating	18,811	17,861	68,563	74,334
General and administrative	9,167	11,480	37,070	43,087
Real estate impairment loss	—	—	34,055	—
Lease expense	3,164	3,133	12,634	12,460
Total expenses	79,511	71,547	326,190	290,177
Gain on sale of real estate	217,352	—	217,708	353
Interest income	1,397	394	3,037	1,107
Interest and debt expense	(22,515)	(15,468)	(74,945)	(58,979)
(Loss) gain on extinguishment of debt	(1,396)	—	41,144	—
Income before income taxes	231,909	14,972	277,676	50,242
Income tax benefit (expense)	10	(641)	(17,800)	(2,903)
Net income	231,919	14,331	259,876	47,339
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(10,688)	(547)	(11,899)	(1,895)
Consolidated subsidiaries	4	(109)	520	726
Net income attributable to common shareholders	$221,235	$13,675	$248,497	$46,170

Earnings per common share - Basic:	$1.88	$0.12	$2.11	$0.39
Earnings per common share - Diluted:	$1.88	$0.12	$2.11	$0.39
Weighted average shares outstanding - Basic	117,548	117,385	117,506	117,366
Weighted average shares outstanding - Diluted	117,641	121,588	117,597	121,640

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$231,919	$14,331	$259,876	$47,339
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(10,688)	(547)	(11,899)	(1,895)
Consolidated subsidiaries	4	(109)	520	726
Net income attributable to common shareholders	221,235	13,675	248,497	46,170
Adjustments:
Rental property depreciation and amortization	31,105	24,605	107,695	97,460
Gain on sale of real estate(6)	(217,352)	—	(217,708)	(353)
Real estate impairment loss(2)	—	—	34,055	—
Limited partnership interests in operating partnership	10,688	547	11,899	1,895
FFO Applicable to diluted common shareholders	45,676	38,827	184,438	145,172
FFO per diluted common share(1)	0.37	0.32	1.51	1.19
Adjustments to FFO:
Loss (gain) on extinguishment of debt(7)	1,396	—	(41,144)	—
Impact of property in foreclosure(3)	1,139	—	3,060	—
Transaction, severance and litigation expenses	315	3,132	2,039	4,938
Real estate tax settlements related to prior periods	—	(1,232)	—	(1,232)
Tax Impact of Shops at Caguas financing(5)	—	—	16,302	—
Income tax refund related to prior periods	—	—	(684)	—
Tenant bankruptcy settlement income	(7)	—	(114)	(36)
Termination fees and non-cash adjustments, net(4)	(603)	(149)	(847)	(384)
Litigation settlement income	(10,000)	—	(10,000)	—
FFO as Adjusted applicable to diluted common shareholders	$37,916	$40,578	$153,050	$148,458
FFO as Adjusted per diluted common share(1)	$0.31	$0.33	$1.25	$1.21

Weighted Average diluted common shares(1)	122,063	122,160	122,064	122,318
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarters and years ended December 31, 2023 and December 31, 2022, respectively are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the year ended December 31, 2023, the Company recognized an impairment charge reducing the carrying value of Kingswood Center, an office and retail property located in Brooklyn, NY.
(3) In April 2023, the Company notified the lender of its mortgage secured by Kingswood Center that the cash flows generated by the property are insufficient to cover the debt service and that the Company is unwilling to fund future shortfalls. As such, the Company defaulted on the loan and adjusted for the default interest incurred for the second quarter of 2023. The Company determined it is appropriate to exclude the operating results of Kingswood Center from FFO as Adjusted as the property is in the foreclosure process.
(4) Includes the acceleration and write-off of lease intangibles related to tenant bankruptcies and terminations, net of termination payments, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting. The $0.6 million adjustment to FFO in calculating FFO as Adjusted is net of the portion attributable to the noncontrolling interest in Sunrise Mall.
(5) Amount reflects the tax-related impact of the $43 million gain on extinguishment of debt related to the Shops at Caguas loan refinancing that occurred in August 2023.
(6) The Company recognized a gain on sale of real estate for the quarter and year ended December 31, 2023 related to the disposition of the East Hanover Warehouses portfolio, Freeport Commons, and a parcel located on our Tonnelle Commons property.
(7) Includes prepayment penalties and write-offs of unamortized debt issuance costs related to the payoff of mortgage loans prior to maturity.

Reconciliation of Net Income to NOI and Same-Property NOI
The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2023	2022
Net income	$231,919	$14,331	$259,876	$47,339
Depreciation and amortization	31,460	24,871	108,979	98,432
Interest and debt expense	22,515	15,468	74,945	58,979
General and administrative expense	9,167	11,480	37,070	43,087
Loss (gain) on extinguishment of debt	1,396	—	(41,144)	—
Real estate impairment loss	—	—	34,055	—
Income tax (benefit) expense	(10)	641	17,800	2,903
Interest income	(1,397)	(394)	(3,037)	(1,107)
Non-cash revenue and expenses	(3,837)	(1,969)	(11,610)	(8,257)
Other (income) expense(5)	(9,775)	175	(9,097)	(125)
Gain on sale of real estate	(217,352)	—	(217,708)	(353)
NOI	64,086	64,603	250,129	240,898
Adjustments:
Tenant bankruptcy settlement income and lease termination income	(183)	(704)	(1,428)	(822)
Sunrise Mall net operating (income) loss(4)	501	(794)	2,427	2,544
Real estate tax settlements related to prior periods	—	(1,441)	—	(1,441)
Non-same property NOI and other(1)	(11,019)	(7,170)	(43,176)	(35,503)
Same-property NOI(2)	$53,385	$54,494	$207,952	$205,676
NOI related to properties being redeveloped	4,902	4,557	23,686	20,364
Same-property NOI including properties in redevelopment(3)	$58,287	$59,051	$231,638	$226,040
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared.
(2) Excluding the collection of amounts previously deemed uncollectible, the decrease would have been 0.1% compared to the fourth quarter of
2022 and an increase of 2.9% compared to the year ended December 31, 2022.
(3) Excluding the collection of amounts previously deemed uncollectible, the increase would have been 0.6% compared to the fourth quarter of
2022 and 4.3% compared to the year ended December 31, 2022.
(4) Net operating loss/(income) at Sunrise Mall for the fourth quarter and full-year 2022 includes real estate tax settlements of $1.3 million related to the 2022 calendar year. Excluding the impact of the 2022 real estate tax settlements, net operating loss for the quarter and year ended December 31, 2022 is $0.6 million and $3.9 million, respectively.
(5) Includes $10 million of litigation settlement income received in the fourth quarter of 2023.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre
The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2023 and 2022, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2023	2022	2023	2022
Net income	$231,919	$14,331	$259,876	$47,339
Depreciation and amortization	31,460	24,871	108,979	98,432
Interest and debt expense	22,515	15,468	74,945	58,979
Income tax (benefit) expense	(10)	641	17,800	2,903
Gain on sale of real estate	(217,352)	—	(217,708)	(353)
Real estate impairment loss	—	—	34,055	—
EBITDAre	68,532	55,311	277,947	207,300
Adjustments for Adjusted EBITDAre:
Loss (gain) on extinguishment of debt	1,396	—	(41,144)	—
Transaction, severance and litigation expenses	315	3,132	2,039	4,938
Real estate tax settlements related to prior periods	—	(1,441)	—	(1,441)
Tenant bankruptcy settlement income	(7)	—	(114)	(36)
Impact of property in foreclosure(1)	(325)	—	(641)	—
Termination fee and non-cash adjustments(2)	(770)	(149)	(1,014)	(384)
Litigation settlement income	(10,000)	—	(10,000)	—
Adjusted EBITDAre	$59,141	$56,853	$227,073	$210,377
(1) Adjustment reflects the operating income for Kingswood Center for the quarter and year ended December 31, 2023, excluding $1.5 million and $3.7 million, respectively, of interest and debt expense that is already adjusted for the purposes of calculating EBITDAre. See footnote 3 on page 10 for additional information.
(2) Includes the acceleration and write-off of lease intangibles related to tenant bankruptcies and terminations, net of termination payments, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in the Sunrise Mall.